Exhibit 99.1

THOMSON REUTERS STREETEVENTS
EDITED TRANSCRIPT
CSC - Q2 2016 Computer Sciences Corp Earnings Call

EVENT DATE/TIME: NOVEMBER 04, 2015 / 10:00PM GMT

OVERVIEW:
Co. reported 2Q16 revenue of $2.7b, operating income, adjusting for special items, of $331m and non-GAAP diluted EPS from continuing operations of $1.26. Expects FY16 revenue to be flat to slightly down in constant currency and non-GAAP EPS from continuing operations to be $4.75-5.05.

CORPORATE PARTICIPANTS
George Price Computer Sciences Corporation - Director of IR
Mike Lawrie Computer Sciences Corporation - CEO
Paul Saleh Computer Sciences Corporation - CFO

CONFERENCE CALL PARTICIPANTS
Dan Perlin RBC Capital Markets - Analyst
Jim Schneider Goldman Sachs - Analyst
Jason Kupferberg Jefferies & Company - Analyst
Keith Bachman BMO Capital Markets - Analyst
Rod Bourgeois DeepDive Equity Research - Analyst
David Grossman Stifel Nicolaus - Analyst
Frank Atkins SunTrust Robinson Humphrey - Analyst

PRESENTATION

Operator

Good day, everyone, and welcome to the CSC second-quarter 2016 earnings call. Just a reminder that this call is being recorded. And for opening remarks and introductions, it's my pleasure to turn the conference over to Mr. George Price. Please go ahead, sir.

George Price - Computer Sciences Corporation - Director of IR

Thank you, Lori, and good afternoon, everyone. I'm pleased you've joined us for CSC's second-quarter 2016 earnings call and webcast. Our speakers on today's call will be Mike Lawrie, our Chief Executive Officer; and Paul Saleh, our Chief Financial Officer. As usual, the call is being webcast on CSC.com/InvestorRelations, and we have posted some slides to our website which will accompany our discussion today.

On slide 2, you'll see that certain comments we make on the call will be forward-looking. These statements are subject to known and unknown risks and uncertainties which could cause actual results to differ materially from those expressed on the call. A discussion of risks and uncertainties is included in our Form 10-K, Form 10-Q and other SEC filings.

Slide 3 informs our participants that CSC's presentation includes certain non-GAAP financial measures and certain further adjustments to these measures which we believe provide useful information to our investors. In accordance with SEC rules, we have provided a reconciliation of these measures to their respective and most directly comparable GAAP measures. These reconciliations can be found in the tables with today's earnings release, as well as in our supplemental slides. Both documents are available on the investor relations section of our website. Briefly, I'd like to note that Mike's prepared remarks addressing operating results will exclude special items that are discussed in more detail in the non-GAAP reconciliation in our second-quarter 2016 earnings press release. In addition, I'd like to also introduce Neil DeSilva, who is on the call with us today. Neil has joined CSC to lead both our Commercial M&A and our Investor Relations functions, and I'll be working closely with Neil. Finally, I'd like to remind our listeners that CSC assumes no obligation to update the information presented on the call, except, of course, as required by law. And now I'd like to introduce CSC's CEO, Mike Lawrie.

Mike Lawrie - Computer Sciences Corporation - CEO

Okay, George, thank you. And good afternoon, everyone. Thanks for taking the time with us this afternoon. And hopefully, we'll see many of you tomorrow at our Investor Day. As is my practice, I've got several key messages which we'll develop a little bit this afternoon, and some more that we'll develop tomorrow in the Investor Day. But message one is, our second-quarter non-GAAP EPS from continuing operations was $1.26, up 7% year over year. And this was driven by strong commercial margin improvement and strong performance in NPS, as well as a slightly lower tax rate. Our free cash flow was $53 million, which was up $22 million from a year ago. Our commercial revenue continues to reflect the stronger US dollar and the impact of restructured contracts, though we expect many of these headwinds to moderate in the second half of the year. Notably, we saw some improvement in our consulting business, with Americas' consulting essentially flat, and UK consulting again showing strong growth. Our commercial book-to-bill was 0.8, but normalizing for a few large deals, it slipped into the third quarter, and already-have-been-signed, the commercial book-to-bill would have been roughly 1.0.

We continue to see real positive momentum in our next generation offerings, which in aggregate, grew 31% year over year in constant currency. And we're also up sequentially. Next gen bookings were strong, with an aggregate book-to-bill of 2.2. In addition, late in the quarter, as we've talked before, we did close our acquisitions of Fixnetix and Fruition Partners, and also announced our potential acquisition of UXC in Australia. These acquisitions are consistent with our strategy of shifting our mix towards applications, consulting and next gen, and continuing to moderate our exposure to the traditional infrastructure outsourcing business.

Our NPS business continues to produce strong margins at 16.6%, and again delivered strong bookings, with a book-to-bill of 1.5. I think this bodes well for revenue going forward, although revenue in the quarter was down 7% year over year. We had expected revenue to be flat year over year, with the resolution of a contract dispute, but this resolution was delayed. NPS revenue did grow sequentially. And we remain on track to separate CSC into two pure play industry leaders, complete the merger with SRA, and begin trading on the New York Stock Exchange as separate companies on November 30. We also announced our Investor Day, as I said, will be held tomorrow, where we will provide you with many more details about each of these two businesses. And finally, for FY16, we continue to target commercial revenue to be flat to slightly down in constant currency, and NPS revenue to be slightly up, assuming the contract resolution. And our FY16 non-GAAP EPS from continuing operations, that target remains $4.75 to $5.05. And our free cash flow target is also unchanged at $750 million to $800 million. So let me just develop each of these in just a little more detail, and then I'll turn it over to Paul, and we'll then handle any questions that you might have.

As I said, our second-quarter GAAP EPS from continuing operations was $1.26, up from $1.18 a year ago. This was driven by strong commercial margin improvement and strong performance in NPS, as well as a slightly lower tax rate. EPS growth also comes despite the continued headwind we see from currency. Overall, our operating margin in the second quarter was 12.2%. This was up 90 basis points year over year. Our commercial operating margin was 10.7%, which was up 100 basis points year over year, driven by benefits of our cost takeout actions, including our fourth-quarter 2015 workforce optimization program. GBS operating margin was 12.8% up 220 basis points sequentially, and relatively flat year over year. And the GIS operating margin was 8.5%. This was up 190 basis points year over year, driven by the benefit of our recent workforce optimization and continued contract restructurings. The NPS operating margin was 16.6%. This was up 120 basis points year over year, and continues to be at the upper end of the industry, driven by continued strong execution. And free cash flow was $53 million for the second quarter, and this was up $22 million year over year.

Now turning to commercial revenue, our commercial revenue was $1.75 billion in the second quarter. This was down 7.3% year over year in constant currency, again driven by the impact of restructured contracts and other headwinds that we've talked about many times in this forum. And this was mainly in our GIS business. Sequentially, commercial revenue was down 3%, and this was consistent with seasonal trends and in line with our expectations. Global Business Services revenue was down 4% year over year in constant currency, again largely in line with our expectations. IS&S revenue was essentially flat year over year on a constant currency basis. And our BPS business again showed good growth, up 8% year over year in constant currency. And our healthcare business was essentially flat. In consulting, we saw the year-over-year revenue decline moderate to 5% constant currency, driven by relatively stable revenue performance in the Americas' consulting business, and continued growth in our UK consulting business, which was up 18% year over year in constant currency. And we expect to see our consulting business continue to show signs of stabilization as we make progress repositioning the business to focus on technology and industry consulting, as a tip of the spear for our new next generation offerings.

Application revenue was down 8% year over year in constant currency, with continued runoff as planned in our staff augmentation work. And this offset a growth from new work, including apps modernization. Our Global Infrastructure Services revenue was down 11% year over year in constant currency, again largely in line with what we had anticipated. We continue to experience the effects of price-downs, restructurings and contract completions, which are still ahead of incremental revenue that we're generating from new and traditional offerings. But we are closing the gap, as we did in the first quarter. We continue to close that gap between traditional runoff and incremental new revenue from our offerings. And we'll spend more time tomorrow in the Investor Day talking about this trend, and when we can expect to see it cross over.

Shifting to contract awards, overall commercial bookings of $1.4 billion represented a book-to-bill of 0.8. And as I mentioned, a few sizable deals were not signed by the end of the second quarter, but have been signed during the first two -- or first few weeks of the quarter. Normalizing for this, our book-to-bill would have been roughly flat at 1.0. GBS book-to-bill was 0.8 on a reported basis, and normalizing for a couple of these contracts, would have been a 1.1. And GIS book-to-bill was 0.8 on a reported basis, and this compares to 0.6 a year ago.

CSC added 78 new logos in the quarter on a global basis, more than half of which were outside the US. And just to highlight, one of our key competitive wins this quarter came from a major global insurance company, which shows CSC to support its digital first go-to-market strategy. And as part of this win, CSC will employ our next generation infrastructure offerings, including our private cloud offering CSC BizCloud, as well as Amazon's public cloud offering orchestrated by CSC's Agility platform. And we've also recently signed work with this client to consolidate their existing Oracle state and deliver it at a lower cost as a service. And I think this example and other examples continues to demonstrate aspects of CSC strategy in the marketplace, our position as an orchestrator of next generation technology solutions, our deep industry and domain knowledge and our strong partnerships with technology leaders, including Amazon and Oracle. In fact, if you look out through of the balance of this year, over one-third of our qualified pipeline now involves one or more of these strategic partners.

Turning to our next generation offerings, we continue to see positive momentum in the second quarter. Here's just a couple of data points. Our big data revenue is up 37% year over year in constant currency, with a book-to-bill of 1.3. Revenue from our next generation network offering with our partner AT&T was approximately up 20% sequentially, and our pipeline for this offering is up over 50% from the year-ago period. Storages and service revenue was up approximately 37% sequentially, and our storage-as-a-service pipeline is up 70% year over year. Standalone cyber revenue was up approximately 36% year on year in constant currency, and our applications modernization revenue was up approximately 31% sequentially. And our pipeline for that offering is also up over 20% year over year. In aggregate, revenue from our next generation offerings was up approximately 31% year over year in constant currency, and had a cumulative book-to-bill of approximately 2.2X.

And also during the quarter, we introduced a groundbreaking next generation network offering with our partner AT&T. We integrated our Agility platform, which manages the orchestration of applications in a hybrid cloud environment with AT&T's NetBond, which establishes a fast secure network link from the enterprise to public clouds like Amazon and Azure. This offering enables our clients to quickly configure both the cloud environment and the secure network in an integrated manner, removing a key obstacle to broader public and hybrid cloud adoption with our clients globally.

And late in the quarter, as we previously disclosed, we did close on Fixnetix and Fruition Partners. As you know, Fixnetix is a leading provider of managed services in the financial services industry. And Fruition Partners is the leading global integrating partner for ServiceNow, a leading provider of enterprise service management solutions. And in addition, we announced that we've entered into due diligence to potentially acquire Australia-based UXC. UXC is the largest Independently owned IT services provider in Australia. Assuming our acquisition moves forward, UXC would bring an attractive mix of offerings -- with approximately 2/3 of its revenues in applications, consulting and next gen areas -- as well as help CSC expand in attractive verticals, like consumer and retail in Australia. And these acquisitions are consistent with our transformation strategy by shifting our revenue mix to offerings that we think over time will generate better growth, better profitability and cash flow.

So let me now turn to the NPS business. NPS revenue was $967 million in the second quarter. This was up 1% sequentially. On a year-over-year basis, NPS revenue was down 7%, due to program completions, reduced task orders, which more than offset some of the new work. We had expected, however, revenue to be flat on a year-over-year basis in anticipation of the resolution of a contract dispute, which was delayed. NPS operating margin was very strong at 16.6%, up 120 basis points year over year, driven primarily by our continued strong execution. NPS bookings were $1.5 billion in the quarter, for a book-to-bill of 1.5, an improvement from 1.1 a year ago.

And during the quarter, we won a key deal with the US Federal Aviation Administration to consolidate its data centers and migrate data and systems to a hybrid cloud environment, using our Agility platform. We won this deal with the help of some of our key partners, including Amazon, Microsoft and EMC. And the third quarter's off to a good start for NPS, having already signed $1 billion in TCV so far this quarter. Our NPS qualified pipeline is $13 billion, which includes $1.9 billion of next generation services. And our submitted proposals awaiting award totalled $3.8 billion at the end of the second quarter, nearly 40% of which were for new work to CSC. NPS's overall performance continues to put it near the top of its peer group, and positions it along with SRA for a strong market launch later this month. In fact, SRA filed an 8-K earlier today with strong preliminary results for the September quarter, including year-over-year revenue growth of 4% and a book-to-bill of 2.3X.

In terms of the separation, we remain on track to separate CSC into two publicly traded industry-leading pure play Companies. In fact, our second-quarter earnings release today represents the last quarter that CSC will report the NPS business in its results from continuing operations. During the quarter, we completed additional important steps on our journey to separation. We filed amended versions of our Form 10, with updated information, including and related to our anticipated merger with SRA. We named David Keffer, SRA's Chief Financial Officer, as the CFO of the new Company. And we've also added a number of other key leaders, as well as additional members of the new Company's Board of Directors. Now subject to satisfaction of customary conditions, we expect to complete the distribution of public sector shares to our shareholders after the market closes on November 27, 2015. Following that distribution, we will pay a special cash dividend of $10.50 per share. Payment of this special dividend will be made on November 30 to holders of CSC common stock on November 18 record date, who received public sector shares in the distribution. And also subject to satisfaction of customary conditions, we remain on track to complete the merger of our public sector business and SRA on November 30, 2015.

Following the separation, the new Company will be named CSRA. With all this completed, we expect to begin trading as two separate independent public Companies, with the tickers CSC and CSRA with the New York Stock Exchange -- or when, I should say, the New York Stock Exchange opens on Monday, November 30. And as I said earlier, we will hold an Investor Day tomorrow here in New York, where we'll introduce and discuss our two new industry-leading Companies in greater detail. And this event will be webcast on CSC's Investor Relations website.

Just to wrap up here before I turn it over to Paul, for FY16, we continue to target GBS revenue to be up slightly, and for GIS revenue to be down in the mid-single-digits, both on a constant currency basis. And this equates to commercial revenue being flat to slightly down in constant currency, though I'd say the current bias is to the lower end of that range. And we also continue to target NPS revenue to be up slightly in FY16, again assuming the favorable outcome of the contract dispute that I mentioned earlier. And along with our commercial revenue expectations, this translates into total revenue being flat to slightly down on a constant currency basis. And we continue to target non-GAAP EPS from continuing operations of $4.75 to $5.05 for FY16. We expect the margin benefits from our workforce optimization actions to be more pronounced in the second half of the fiscal year. And we continue to target free cash flow of $750 million to $800 million. So with that, I will turn it over to Paul Saleh. Paul?

Paul Saleh - Computer Sciences Corporation - CFO

Thank you, Mike, and good evening/afternoon, everyone. Before I review the second quarter, let me cover a few items that are included in our GAAP results. First, we had $48 million or $0.30 per diluted share of separation, merger and other transaction costs in the quarter. Second, we had $2 million or $0.01 per diluted share of SEC-related costs. Third, we had $21 million or $0.14 per diluted share of real estate restructuring charges to accelerate facility consolidation. And lastly, we had a tax benefit of $53 million or $0.38 per diluted share related to the favorable resolution of a tax valuation allowance in the UK. Now these special items, which cumulatively represent an impact of $0.07 per diluted share, have been excluded from our non-GAAP results for the quarter.

Turning now to our second-quarter results, revenue in the quarter was $2.7 billion, down approximately 7% year over year in constant currency. On a sequential basis, second-quarter revenue declined slightly, in line with our expectations and reflecting the typical seasonality we experience in our business from Q1 to Q2. Operating income, adjusting for the special items I previously discussed, was $331 million. And operating margin was 12.2%, up 90 basis points over the prior year, driven by improvement in our commercial profitability, particularly in GIS, as well as continued strong execution in NPS. Earnings before interest and taxes, adjusted for the special items, was $275 million. EBIT margin on that basis was 10.1%, up 110 basis points from a year ago. Non-GAAP diluted EPS from continuing operations was $1.26, up 7% from a year ago. And our effective tax rate in the quarter was 26%, slightly lower than our target range for the year, driven by our global mix of income. Bookings in the quarter were $2.9 billion, down 3% year over year, and overall, our book-to-bill was 1.1 time.

Now let's turn to our segment results. GBS revenue was $891 million in the quarter, down 4% year over year in constant currency. Adjusted operating income for GBS was $114 million in the quarter. Our adjusted operating margin was 12.8%, up 220 basis points sequentially, and relatively flat on a year-over-year basis. GBS bookings were $682 million in the quarter, for a book-to-bill of 0.8 times on a reported basis. And our booking reflects the impact of a couple of large deals that slipped into the third quarter, but have since been signed.

Turning now to our global infrastructure services, GIS revenue was $854 million in the quarter, down 11% year over year in constant currency. The GIS revenue decline reflects the impact of contracts we've restructured over the past year, as well as other contract completions and price-downs. GIS adjusted operating income was $73 million in the quarter. Adjusted operating margins was 8.5%, up 190 basis points year over year, as we benefit from our workforce optimization efforts. Our bookings for GIS were $702 million in the quarter, for a book-to-bill of 0.8 times compared with 0.6 times a year ago.

Turning now to our North American Public Sector business, NPS revenue was $967 million in the quarter, down 7% year over year, but up 1% sequentially. We were expecting revenue to be flat on a year-over-year basis with the resolution of the contract dispute, but this resolution was delayed. Adjusting NPS operating income was $161 million in the quarter. And our adjusted operating margin was 16.6%, up 120 basis points from the prior year, reflecting the benefit of an amendment to a contract that allows us to recover costs previously incurred. Our NPS bookings were $1.5 billion in the quarter, up from $1.1 billion a year ago. And our book-to-bill was 1.5 times versus 1.1 times last year.

Now let me turn to our financial highlights for the quarter. Our free cash flow was $53 million in the quarter, an improvement of $22 million from a year ago. Our year-to-date free cash flow is $170 million, up $69 million year over year. Free cash flow excludes the impact of special restructuring payments, separation, mergers and other transaction payments, and SEC settlement-related payments. Our free cash flow also excludes any benefit from our NPS receivable securitization facility. A reconciliation of free cash flow can be found in the back of our Q2 earnings slide deck and in our earnings press release. CapEx was $215 million in the quarter compared with $203 million a year ago, and the year-over-year increase was driven primarily by timing of software purchases. On a year-to-date basis, CapEx was $385 million at the end of the second quarter compared with $402 million a year ago. Cash on hand at the end of the quarter was $1.8 billion versus $2.2 billion last quarter and $1.9 billion a year ago. In the quarter, we paid $32 million in dividends to our shareholders. And also in the quarter, we invested approximately $230 million in the acquisition of Fixnetix and Fruition Partners. Our net debt to total capital ratio at the end of the quarter was 14% compared with 13.2% a year ago.

In closing, let me review the targets that we have for the full year. Target revenue for FY16 remains flat to slightly down in constant currency. NPS revenues targeted to be up slightly for the year, assuming the favorable resolution of the contract dispute we highlighted earlier. Commercial revenue started out to be flat to slightly down in constant currency for the year, although the current bias is toward the lower end of that range. Currency at this time represents approximately 400 basis points of headwind to commercial revenue in FY16, and approximately 300 basis points for the whole Company. And for the third quarter, we're currently targeting commercial revenue in the quarter to be up sequentially, and relatively flat on a year-over-year basis, both in constant currency. Similarly, for the NPS business, we currently are targeting revenue in the third quarter to be up sequentially, and relatively flat on a year-over-year basis. Currency at this time in the third quarter represents a year-over-year headwind of approximately 400 basis points for commercial revenue, and approximately 250 basis points for the Company overall.

And for the full-year FY16, we continue to target a non-GAAP EPS from continuing operations of $4.75 to $5.05. And our EPS target assumes a tax rate in the range of 28% to 30%, although we're currently trending toward the lower end of that range. Our EPS target excludes the impact of special items, such as mark-to-market pension accounting and separation, merger and transaction costs. And finally, our free cash flow target for FY16 remains $750 million to $800 million. Now I'll hand the call back to the operator for the Q&A session.

QUESTION AND ANSWER

Operator

Thank you, sir.

(Operator Instructions)

Dan Perlin, RBC Capital Markets.

Dan Perlin - RBC Capital Markets - Analyst

Thanks, good evening and looking forward to tomorrow. The question I have on GIS, Mike, is really this. When we look at all the incremental growth opportunities that it sounds like you're creating in next generation offerings, where are we in the process for that to start to overtake what has otherwise been some challenges in terms of renegotiating and restructuring these contracts?

Mike Lawrie - Computer Sciences Corporation - CEO

Yes, we're going to get into this in a little more detail tomorrow, but I think let's put it like this. We see that crossover point certainly in sight. I wouldn't just narrow it down to GIS. I'd want to include all of our next generation offerings. So that would include application modernization and the improvements we're making in consulting. So I think when we add those all up, we see that coming sometime within the next year or so. We'll go through that in much more detail tomorrow. When we see that crossover point and what makes up that crossover point.

Dan Perlin - RBC Capital Markets - Analyst

Okay, that's great. And then one other one real quick. Just as we think about the consulting business today, you talk a little bit about the European side of that, UK side of that growing, and then Americas kind of flat. I'm just wondering if you could elaborate on some of the dynamics that you're seeing that are causing a small divergence, or maybe a large divergence. Thanks.

Mike Lawrie - Computer Sciences Corporation - CEO

The primary difference is, we began to implement this new approach to consulting in the UK first. And we made a big investment. We hired people. We got those people deployed. They've been able to build a pipeline, and we're now converting that into revenue. So we piloted this approach -- and this approach is fundamentally about consulting around technology. So going in and helping clients figure out how to make this transition from what I'll refer to as traditional infrastructure to next generation, or cloud infrastructure. Go in and consult on how you begin to do a taxonomy of your application portfolio, and what applications need to be retired, those that need to be modernized, et cetera. That was piloted first, and we're now in the process of implementing that in the United States. And we saw some improvement in the United States in the second quarter, and are forecasting continued improvement in the second half. So that's the difference, is, we implemented that new model around technology consulting first in the UK, and then second in the United States.

Dan Perlin - RBC Capital Markets - Analyst

Okay, that's great. And then one last one. You know, as your clients are all pivoting to digital and these other new agendas, where do you stand, or what is the strategy still in order to achieve and attract the kind of the talent that's necessary to really implement all of those changes on behalf of your clients? And looking forward to tomorrow. Thanks.

Mike Lawrie - Computer Sciences Corporation - CEO

Yes, again, this is something we're going to cover in a little more detail tomorrow. But right now, we are hiring between 400 and 500 people a week in this Company worldwide. Now most of those skills are targeted at certain technology areas, certain skill sets, and most of those hiring are taking place in our lower-cost locations, like Vietnam and India and Lithuania, et cetera. And at the same time, through this work force optimization, we've got several hundred people that are exiting the business on a global basis. So this is a huge transformation of the technical resources we have. In addition, we've also launched significant training of our existing population. So we've now instituted that through what we call the CSC University. And many of our people are undergoing retraining, so that we can continue to add relevant skills to our clients and capabilities. And of course, we're also, with these acquisitions that we are making, we just talked about, bringing in substantially new skills as well.

Dan Perlin - RBC Capital Markets - Analyst

Excellent, thanks.

Operator

Jim Schneider, Goldman Sachs.

Jim Schneider - Goldman Sachs - Analyst

Good afternoon. Thanks for taking my question. I was wondering if you could maybe talk about the kind of continued progress on the offshoring in the commercial business, kind of give us an update on a percentage basis where you stand today? And again, maybe you'll cover that tomorrow in more detail, but where you think you're going to be, say, at the end of calendar 2016, or at some other point in the future?

Mike Lawrie - Computer Sciences Corporation - CEO

Yes, we're roughly at 45% now. So this has gone up a couple points over the last several quarters, and our plan is to drive that over the next several years to at least 55%. So we've made progress. And again, with this rehiring, when you're talking about hiring 400, 500 people a week in these locations, that also helps you re-balance the workforce on a global basis.

Jim Schneider - Goldman Sachs - Analyst

That's helpful. And then maybe just on the bookings front -- it could be you already covered this, and pardon me if you did. But could you maybe talk about the GBS bookings? And I understand they can be lumpy, but specifically, have you seen any kind of deceleration? And if so, in what sub-segments or industrial segments within your base?

Mike Lawrie - Computer Sciences Corporation - CEO

No, we haven't seen a deceleration. I mean, we had a fairly large BPS transaction we had in the second quarter a year ago. And we had another large one which we did not close in the second quarter. We expected to close it; we didn't. Now it's been closed. And some of these things are lumpy. We're not particularly in the game here of lowering the price at the end of a quarter just to get somebody to sign. I'd rather maintain the margin and sign it two weeks later. So there's no deceleration, it was just a matter of timing.

Jim Schneider - Goldman Sachs - Analyst

That's helpful. Thank you so much.

Operator

Jason Kupferberg, Jefferies.

Jason Kupferberg - Jefferies & Company - Analyst

Thanks, guys. Just to push on the full-year rev more a little bit and try and get some more visibility there, if you hit the Q3 guide that you gave for the two segments, I think you still need a pretty big hockey stick in Q4 to get to these full-year targets. And I can appreciate, especially in commercial, the year-over-year comps get a lot easier. But how much do some of the recent acquisitions maybe help you get there? And then, you know, on the NPS side, what would be the drivers?

Mike Lawrie - Computer Sciences Corporation - CEO

Well, on the NPS side, as I said, we had this contract which we expected to resolve in the second quarter. We didn't get it resolved. Frankly, we were surprised that it didn't resolve. But we're hopeful that, that gets resolved as we go forward here. So that pretty much explains the difference in NPS. On the commercial side, we do see our application in GBS beginning to accelerate on a year-over-year comparison basis in the second half of the year. And we're beginning to see some moderation in the GIS business as we begin to wrap around and some of those contract restructurings that we've talked about work their way through the cycle. In addition, we continue to see strong growth in the next generation offerings. The revenue there, I think I mentioned, was up 30%-some in the second quarter. We continue to see that grow out through the second half. But the bias here is probably the commercial revenue will be the low end of range, but that's what makes up the projections. I don't know, Paul, you want to add anything to that.

Paul Saleh - Computer Sciences Corporation - CFO

Yes, I would add just that asked the question about Fruition and (multiple speakers).

Mike Lawrie - Computer Sciences Corporation - CEO

Oh, yes, and that definitely is in, yes.

Paul Saleh - Computer Sciences Corporation - CFO

That's about, maybe about $75 million to $80 million of incremental revenue into the second half.

Jason Kupferberg - Jefferies & Company - Analyst

Okay, that's really helpful. Any update on cross-selling strategy? I think I remember in the past, you'd mentioned that only about 10% of your clients are being cross-sold. Has that number been inching up?

Mike Lawrie - Computer Sciences Corporation - CEO

Yes, we're making more progress on that as we begin to transition clients from a traditional infrastructure to next gen. We're going to detail a couple of these examples tomorrow, to show what happens when you begin to transition a client. So what do you lose? Because we've said before on these calls there is some cannibalization here. And then what are the additional services that usually can get wrapped around those next generation offerings to make up for some of that cannibalization? So we will go through a couple real live examples, where we either have done it or we're in the process of doing it. I think that will shed a little more light.

Jason Kupferberg - Jefferies & Company - Analyst

Okay. And then just quick clarification. How much revenue does the NPS contract resolution represent?

Mike Lawrie - Computer Sciences Corporation - CEO

Probably somewhere in the neighborhood of $50 million to $60 million.

Jason Kupferberg - Jefferies & Company - Analyst

Terrific. Thank you, guys.

Operator

Keith Bachman, BMO Capital Markets.

Keith Bachman - BMO Capital Markets - Analyst

Many thanks. I also wanted to ask about the free cash flow for a second. Just so I'm clear, the $75 million to $80 million that's the guide for the year, that doesn't include one-time items, such as the sale of the NPS accounts receivable? If you could just clarify that?

Paul Saleh - Computer Sciences Corporation - CFO

First of all, it's $750 million to $800 million.

Keith Bachman - BMO Capital Markets - Analyst

Yes, sorry. Beg your pardon. We've had a lot accounts. So it's $750 million to $800 million.

Paul Saleh - Computer Sciences Corporation - CFO

And then secondly, you're absolutely right. It does not include the sale of receivables through that special facility that we have. So we normalize where we exclude it in calculating our free cash flow.

Keith Bachman - BMO Capital Markets - Analyst

Okay, great, thank you. And then just to follow up on the margin side for the commercial sector. How are you thinking about as you're ramping incremental low-cost headcount, if you will, getting up to maybe the 55% level versus the mix of the portfolio that you have in terms of bids in front of you, whatnot. How are you thinking about the operating margin structure as you look out over the next few quarters?

Mike Lawrie - Computer Sciences Corporation - CEO

Yes, well, again, tomorrow what we're going to take you through is a road map that details the margin expansion we think we can get by the continued shift in our mix of business. With some of these acquisitions that we've either made or some of the ones we are working on, plus the continued growth of our next generation offerings, this portfolio is beginning to remix. And as the portfolio remix -- that drives higher margins. And we're going to detail what our model is for the -- think of it as the bps growth with that offering remix.

Keith Bachman - BMO Capital Markets - Analyst

Okay.

Mike Lawrie - Computer Sciences Corporation - CEO

The other thing is, we are beginning to introduce automation, particularly into our GIS and other delivery capabilities. That, too, will drive some margin expansion. And then the re-calibration or the optimization of the workforce, including continuing to move to lower-cost near-shore and offshore, and continued work around re-pyramiding our workforce. What we'll do is, we'll take you through what we think that will drive, in terms of margin expansion, over the next several years. But needless to say -- I don't want anybody to lose sleep thinking about this tonight -- there is a margin expansion opportunity as we remix and re-optimize and retrain our workforce, particularly our delivery workforce.

Keith Bachman - BMO Capital Markets - Analyst

All right. Many thanks, Mike. We'll look forward to that tomorrow.

Mike Lawrie - Computer Sciences Corporation - CEO

Okay.

Operator

(Operator Instructions)

Rod Bourgeois, DeepDive Equity Research.

Rod Bourgeois - DeepDive Equity Research - Analyst

Hey, guys. I want to ask more about your GIS operating margin. It was encouraging to see that up 190 basis points year to year to 8.5%. We haven't seen that level in a while. Were there any lumpy contributions to the GIS margin in the quarter? And more importantly, you mentioned cost levers to continue to drive margin expansion. Do those cost levers also apply to a margin expansion plan from here in the GIS business as well?

Mike Lawrie - Computer Sciences Corporation - CEO

Yes, the latter -- the answer to your second question is, yes. We do see continued margin expansion, largely driven by the optimization of the workforce and the introduction of automation. Those are the primary drivers in the GIS business. I'll let Paul talk about any lumpiness. But we did see some margin expansion in the quarter, due to the workforce optimization program that [win ats]. Remember, we took that big restructuring charge in the fourth quarter, and that is now beginning to work its way through the system, particularly in Europe.

Paul Saleh - Computer Sciences Corporation - CFO

Actually, Mike, we just already touched on those items, and I think tomorrow we'll be outlining them actually in more detail in each of those categories. But absolutely, the $245 million of investment that we have took in the fourth quarter is starting to show, particularly in GIS. It was to the tune of close to $15 million to $20 million.

Rod Bourgeois - DeepDive Equity Research - Analyst

Great. And then, Paul, was there any lumpy contributions in the GIS margin in the quarter? Or was that all really coming from the workforce optimization?

Paul Saleh - Computer Sciences Corporation - CFO

No, it's primarily for workforce optimization. Actually the continued, also, work that the business is doing, too. We have a number of initiatives underway to look at efficiencies. You know, you're starting to see also the benefit of what we call our [TOPS] program, where we really make sure that we manage the transition of completed contracts and the like. Some of the contracts also that we lost were coming in. You remember, we didn't just restructure contracts for the heck of it. We did it just with the intent of improving our margin. And some of the contracts that we restructured had low margins or were basically losing margin. So you're starting to see some of that being reflected in the overall profitability of the business.

Mike Lawrie - Computer Sciences Corporation - CEO

And, Rod, there was one contract that we, of note, we're no longer involved with, that had significant margin improvement. Although we actually only got one month credit for that, because it was resolved in, I think, the end of August, or September. I don't want to mention any names here. So that was one thing. And the one thing we haven't talked about is -- and Steve Hilton will be at the Analyst Day tomorrow -- we're making some real progress with our suppliers. So we are taking a look at some of our agreements that we have in place, as part of the separation, and we're making some improvements from a supplier standpoint as well.

Rod Bourgeois - DeepDive Equity Research - Analyst

Got it, okay. And just a clarification on the NPS contract dispute. If that contract dispute gets resolved in the way that you now expect, will this produce a one-time revenue contribution? Or will that be the add-back of a recurring revenue addition?

Paul Saleh - Computer Sciences Corporation - CFO

No, it's a one-time.

Rod Bourgeois - DeepDive Equity Research - Analyst

Okay, thanks, guys.

Operator

David Grossman, Stifel.

David Grossman - Stifel Nicolaus - Analyst

Thank you. I wonder if we could just talk a minute about the gross margin? I know that's a line item you don't necessarily calculate on your P&L. But when you back out cost of sales, it looks like that gross margin cost calculation is down on a year-over-year basis, both in the first and the second quarter. So if that's an accurate depiction on what's going on, could you help us understand what the primary drivers of that dynamic are, particularly given, you know, the scale of last year's rebalancing charge?

Paul Saleh - Computer Sciences Corporation - CFO

You know, I think it is a good question. There's a couple things going on. Number one, obviously there are certain categories of costs that we're taking them out of as we centralize certain activities -- certain costs that come out of cost of sales, for example, and are in the -- in what we will call the SG&A kind of activity, and vice versa. So as we were refining our entire cost structures, we found that there were costs that were really in the wrong category. So we've been fixing that as we go.

Second of all, you have to remember that our top line has come down in constant currency, and we're still in the midst of changing the workforce to low-cost market. And so sometime you're going to see the gross margins really reflecting that transitional work that's taking place. So for example, when we're talking about hiring offshore, we still have to train these folks. We also have knowledge transfer that has to be taking place before we just really get the full benefit of exiting people out of our organization. We're doing it with a mindful of making sure that we meet our customer commitment for SLAs and the like. So sometime you're going to see the gross margins really reflecting the investment that we are making in those areas.

David Grossman - Stifel Nicolaus - Analyst

Okay, thank you for that. And then I guess, again, on the margins, but looking at it by segment. The NPS operating margins remain well-above the industry averages, as you've mentioned several times. And I thought you may have said there was a recovery in the quarter, or maybe I got that wrong. But that aside, can you help us better understand what it is that gives you the confidence that, that margin level, well-above the industry average, is sustainable once the business starts growing again?

Mike Lawrie - Computer Sciences Corporation - CEO

Listen, we're going to get into this in more detail tomorrow when we kick off CSRA, but it's not complex. The mix of our business is much higher around fixed cost contracts. And our execution on those fixed price contracts is driving margin expansion, as opposed to time and material business. And our mix is much higher around those fixed contracts, which we are managing very well. In addition, 75% of our business portfolio is IT. So we don't have a lot of other cost-plus in other mission work. And then finally, I mean, we took some really strong actions two years ago. We took a lot of costs out of this business. No one thought we could do it, and we did it, and we gave up revenue. Because you wind up billing the government less, because you've reduced the cost. But that gets you a much leaner cost structure. In addition, no one said you could have a low-cost labor strategy in NPS. Well, that turned out to be a bunch of bologna, because we did this deal in Bossier City, and we've now moved -- I don't know, Paul -- 300, 400 jobs?

Paul Saleh - Computer Sciences Corporation - CFO

500.

Mike Lawrie - Computer Sciences Corporation - CEO

500 jobs. And that's got a labor cost of $0.70 on the dollar. So you add up mix, you add up the structure that we took out, and you add up what we're doing from a low-cost delivery standpoint, that's how you get to better margins than our peers. They'll argue, they'll do the same thing as they go forward.

David Grossman - Stifel Nicolaus - Analyst

Right. So your feeling then is that, if this business starts to grow again, that this margin level is sustainable, even with growth?

Mike Lawrie - Computer Sciences Corporation - CEO

Yes, and that's exactly what we're going to share tomorrow, is how we think we can sustain these margins. I'm not saying we're going to sustain them at 16.6%, but substantially. We've been running this thing 14%, 15%, 16% -- in that range. Yes, we think these margins can be maintained.

David Grossman - Stifel Nicolaus - Analyst

Okay, very good. Thank you.

George Price - Computer Sciences Corporation - Director of IR

Lori, let's go ahead and take the last question.

Operator

Frank Atkins, SunTrust.

Frank Atkins - SunTrust Robinson Humphrey - Analyst

Thanks for taking my question. Just want to ask on the GIS side, any changes in pricing there as you go forward? Have there been any changes on that commercial side?

Mike Lawrie - Computer Sciences Corporation - CEO

No.

Frank Atkins - SunTrust Robinson Humphrey - Analyst

Okay. And then any incremental investments that you think will still need to be made as you adjust these two businesses? I'm sure you'll talk about that tomorrow, but incremental --

Mike Lawrie - Computer Sciences Corporation - CEO

Yes, we'll talk a little bit about more about that. Yes, we will continue to make investments. We'll outline where those investments are, both in people, in retraining. The big investment is around people. There's investments that need to be made in tooling and automation. So yes, we will detail those tomorrow, as well as some of the investments we're making with our partners in our offerings.

Frank Atkins - SunTrust Robinson Humphrey - Analyst

All right, great. Thank you.

Mike Lawrie - Computer Sciences Corporation - CEO

Okay, guys, thank you. See you tomorrow.

George Price - Computer Sciences Corporation - Director of IR

Thanks very much, everybody, for joining us, and we look forward to seeing you tomorrow. Have a good evening.

Operator

Ladies and gentlemen, once again, that does conclude today's conference. And again, I'd like to thank everyone for joining us today.